UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2010

PERRIGO COMPANY

(Exact Name of Registrant as Specified in Charter)

MICHIGAN	0-19725	38-2799573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan		49010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (269) 673-8451

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	Termination of a Material Definitive Agreement

On March 16, 2005, Perrigo Israel Holdings Ltd. (“Perrigo Israel”), an Israeli company, entered into a Letter of Undertaking (the “Letter of Undertaking”) related to the provision of a loan in the sum of US$400,000,000 by Bank Hapoalim B.M. (“Hapoalim”). The loan, which was made on March 17, 2005 (the “Loan Date”), provided for a ten-year term and an interest rate of 5.025% per annum, with the interest payable monthly, subject to adjustment in certain circumstances specified in the Letter of Undertaking. Under the terms of the Letter of Undertaking, and a Guaranty provided by Perrigo International, Inc., a Michigan corporation and a wholly owned subsidiary of Perrigo Company (“Guarantor”), dated March 16, 2005 (the “Guaranty”), as security for the loan, the Guarantor was required to deposit US$400,000,000 (the “Deposit”) in an account at Hapoalim yielding a fixed 4.9%, which account was pledged to Hapoalim pursuant to the Cash Collateral Pledge Agreement dated as of March 16, 2005 (the “Pledge Agreement”).

The Letter of Undertaking provided that, upon 30-days’ written notice, Perrigo Israel could prepay the loan in whole or in part on the day following the first year of the loan and thereafter on any interest payment date. Hapoalim could demand the immediate repayment of all sums upon the occurrence of certain events specified in the Letter of Undertaking and, in addition, could demand prepayment of the loan in whole or in part upon 90-days’ written notice on the interest payment date that is 24 months after the Loan Date and every 12 months thereafter.

On July 16, 2010, Perrigo Israel provided notice to Hapoalim that it would prepay the loan, including accrued interest, and terminated the Letter of Undertaking effective as of July 19, 2010. Consistent with the terms of the Letter of Undertaking, the Deposit was applied to the repayment of the loan. As a result of the prepayment, the Guaranty and Pledge Agreement were also terminated, causing the immediate release of the Deposit and pledge in favor of the Guarantor, including the relevant interest accrued on such released amount until the date of repayment. In connection with the prepayment, Hapoalim waived the requirement that Perrigo Israel provide Hapoalim with 30-days’ written notice prior to prepayment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY
(Registrant)

Date: July 21, 2010
	By:	/s/ Todd W. Kingma
Name: Todd W. Kingma
Executive Vice President, General Counsel and Secretary

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